Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Second Quarter Results;
Sales Growth and Gross Margin Improvement Lead to Record EPS

▪	Q2 adjusted EPS $3.15; pro forma adjusted EPS $3.00 including SLS business

▪	Gross margin rate improved 220 basis points in quarter to 41.9 percent

▪	Company-wide sales increased 16% in quarter aided by shift in fiscal calendar

▪	Consumer purchases at major U.S. retailers up 1% YTD through May 1

▪	Company reaffirms full-year outlook for adjusted earnings of $3.75 to $3.95 per share

MARYSVILLE, Ohio (May 3, 2016) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced record earnings per share for its fiscal second quarter and reaffirmed its full-year earnings outlook based on growth in consumer engagement and improvement in gross margin.

“Consumers were highly engaged when our season broke early in March, giving us a nice start as we head into the peak of the gardening season,” said Jim Hagedorn, chairman and chief executive officer. “Year-to-date consumer purchases entering May are up 1 percent. The combination of continued consumer engagement and strong margin improvement through the second quarter gives us a great deal of confidence in our full year adjusted earnings guidance of $3.75 to $3.95 per share.

“Our team continues to successfully balance the needs of the current season with the execution of ‘Project Focus.’ In recent weeks we completed the joint venture between Scotts LawnService and TruGreen, made progress in expanding the reach of The Hawthorne Gardening Company and began working with our new partners at Bonnie Plants. We are confident that these initiatives and several others currently underway will continue to drive value for our shareholders.”

Second Quarter Details
For the fiscal second quarter, which ended April 2, the Company reported sales of $1.25 billion, up 16 percent, or 17 percent excluding the impact of foreign exchange. Due to the Company’s reporting convention, the second quarter ended six days later than the last year’s second quarter. That shift accounted for approximately $103 million of the $173 million improvement in sales.

The second quarter also marks a change in the Company’s reporting segments following the completion of the joint venture involving Scotts LawnService, which is now considered a discontinued operation. Sales for the U.S. Consumer segment increased 16 percent in the quarter to $1.04 billion while sales for the Europe Consumer business declined 3 percent to $115 million due to currency changes and the exit of a business in the UK. Sales in the Other segment, which includes The Hawthorne Gardening Company, Canada and Asia Pac, increased 50 percent to $90.5 million due primarily to acquisitions and strong volume growth in The Hawthorne Gardening Company.

The adjusted company-wide gross margin rate was 41.9 percent, compared with 39.7 percent a year ago. The improvement was primarily driven by fixed cost leverage, the favorable impact of revisions to the Roundup Agreement, which were implemented last year, and lower material and distribution costs.

Selling, general and administrative expenses (SG&A) increased 6 percent to $200.9 million in line with the Company’s internal expectation.

On a company-wide basis, net income attributable to controlling interest from continuing operations was $226.1 million, or $3.64 per share, compared with $138.9 million, or $2.24 per share for the second quarter of 2015. Those results include impairment, restructuring, and other charges, including approximately $50 million of reimbursements from insurance providers related to Bonus S remediation expenses. Excluding those items, adjusted income from continuing operations was $195.8 million, or $3.15 per share, compared with $142.0 million, or $2.29 per share, last year.

On April 13, SLS and TruGreen completed a previously announced joint venture with ScottsMiracle-Gro owning approximately 30 percent ownership of the combined business. The Company’s earnings from the joint venture will be reported in future quarters on a separate line titled “equity in net earnings of unconsolidated affiliates.” However, because SLS is now considered a discontinued operation, the Company’s GAAP and adjusted results from 2016 will be aided by excluding the first half results of SLS when the business historically reported a seasonal loss. On an adjusted pro forma basis, with the inclusion of SLS financial results that have been reclassified to discontinued operations, the pro forma adjusted earnings per share would have been $3.00 versus $2.06, respectively, for the second quarter of 2016 and 2015.

“We are confident the SLS and TruGreen joint venture will deliver the expected synergies and other benefits we anticipated and provide a significant benefit to shareholders,” said Randy Coleman, executive vice president and chief financial officer. “However, we also recognize the timing and accounting treatment of the transaction is likely to cause confusion throughout the year. We are committed to being as transparent as possible to help shareholders understand the true underlying performance of the entire enterprise.”

Year-to-Date Details
Net sales for the first six months of fiscal 2016 were $1.44 billion, an increase of 16 percent from a year ago, or 17 percent excluding the impact of foreign exchange rates. The shift in the fiscal calendar contributed approximately $120 million. Those trends are expected to reverse in the second half of the year, which will have six fewer days than the second half of fiscal 2015.

The year-over-year change was attributable to a 16 percent increase in the U.S. Consumer segment to $1.15 billion. Sales for Europe Consumer declined 7 percent to $140.7 million. Sales for the Other segment increased 46 percent to $146.1 million.

The adjusted company-wide gross margin rate for the first six months improved 300 basis points to 37.8 percent. The improvement was attributed to the same factors that impacted the second quarter.

SG&A increased 7 percent to $314.2 million for the first six months, in line with Company expectations and attributable to historic acquisitions, deal costs for new acquisitions and expected increases in compensation expense.

Net income attributable to controlling interest from continuing operations was $146.5 million, or $2.35 per share, compared with $63.7 million, or $1.03 per share for the first half of 2015. Excluding impairment, restructuring, one-time financing costs, and other charges, adjusted income from continuing operations was $126.1 million, or $2.02 per share, compared with $72.2 million, or $1.16 per share. On an adjusted pro forma basis, with the inclusion of SLS financial results that have been reclassified as discontinued operations, earnings per share would have been $1.88 versus $0.96, respectively.

‘Project Focus’ Update
Since the close of the second quarter, the Company has continued to pursue opportunities with hydroponic gardening partners. In Europe, discussions with one potential joint venture partner have terminated although the Company’s long-term view of the European market remains unchanged.

“Our early investments in hydroponic gardening continue to outperform our business case and the transactions we currently are pursuing offer growth above our corporate average,” Hagedorn said. “We continue to take a disciplined approach in evaluating options in all areas of the business. Discussions with a potential joint venture partner in Europe were terminated in recent weeks after a complete evaluation of that particular opportunity. Our goal remains to improve our European business with a bias toward an eventual exit from Europe, but we will do so with a commitment to put shareholder interests over expediency.”

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, May 3
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 888-740-6139 (Conference Code: 5135646). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed near worldwide by Scotts and owned by Monsanto. In the U.S., we maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international operations;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If the Marketing Agreement for consumer Roundup products was terminated, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, other strategic alliances, and investments that could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Six Months Ended
	Footnotes	April 2, 2016	March 28, 2015	% Change	April 2, 2016	March 28, 2015	% Change
Net sales		$1,245.2	$1,071.8	16%	$1,439.7	$1,241.3	16%
Cost of sales		723.5	646.8		896.3	809.7
Cost of sales—impairment, restructuring and other		0.1	0.2		5.1	0.2
Gross profit		521.6	424.8	23%	538.3	431.4	25%
% of sales		41.9%	39.6%		37.4%	34.8%
Operating expenses:
Selling, general and administrative		200.9	188.9	6%	314.2	294.2	7%
Impairment, restructuring and other		(47.2)	4.6		(45.9)	13.1
Other income, net		(1.3)	(0.3)		(1.5)	(0.6)
Income from operations		369.2	231.6	59%	271.5	124.7	118%
% of sales		29.6%	21.6%		18.9%	10.0%
Costs related to refinancing		—	—		8.8	—
Interest expense		19.1	15.0		35.4	24.7
Income from continuing operations before income taxes		350.1	216.6	62%	227.3	100.0	127%
Income tax expense from continuing operations		124.3	78.0		80.7	36.0
Income from continuing operations		225.8	138.6	63%	146.6	64.0	129%
Loss from discontinued operations, net of tax	(3)	(16.0)	(14.3)		(17.5)	(13.7)
Net income		$209.8	$124.3		$129.1	$50.3
Net (income) loss attributable to noncontrolling interest		0.3	0.3		(0.1)	(0.3)
Net income attributable to controlling interest		$210.1	$124.6		$129.0	$50.0

Basic income per common share:	(1)
Income from continuing operations		$3.68	$2.28	61%	$2.39	$1.05	128%
Loss from discontinued operations		(0.26)	(0.23)		(0.29)	(0.23)
Net income		$3.42	$2.05		$2.10	$0.82

Diluted income per common share:	(2)
Income from continuing operations		$3.64	$2.24	63%	$2.35	$1.03	128%
Loss from discontinued operations		(0.26)	(0.23)		(0.28)	(0.22)
Net income		$3.38	$2.01		$2.07	$0.81

Common shares used in basic income (loss) per share calculation		61.4	60.9	1%	61.4	60.9	1%
Common shares and potential common shares used in diluted income (loss) per share calculation		62.2	62.1	—%	62.4	62.0	1%

Non-GAAP results:
Adjusted income attributable to controlling interest from continuing operations	(4)	$195.8	$142.0	38%	$126.1	$72.2	75%
Adjusted diluted income per common share from continuing operations	(2) (4)	$3.15	$2.29	38%	$2.02	$1.16	74%
Pro Forma Adjusted Earnings	(3) (4)	$186.6	$128.0	46%	$117.4	$59.4	98%
Pro Forma Adjusted Earnings per common share	(3) (4)	$3.00	$2.06	46%	$1.88	$0.96	96%
Adjusted EBITDA	(4) (5)	$336.8	$232.7	45%	$267.3	$142.5	88%
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Europe Consumer and Other. These segments differ from those used in prior periods due to the change in the Company’s internal organization structure associated with the Company’s previously announced series of initiatives called Project Focus designed to maximize the value of its non-core assets and concentrate its focus on emerging categories of the lawn and garden industry in its core U.S. business. On April 13, 2016, as part of this project, the Company completed the contribution of the Scotts lawn service business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holding Corporation (the “Joint Venture”) in exchange for a minority equity interest of approximately 30% in the Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation. The prior period amounts have been reclassified to conform with the new segments. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Europe Consumer consists of the Company’s consumer lawn and garden business located in geographic Europe. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and Europe, the Company’s indoor, urban and hydroponics gardening business, and revenues and expenses associated with the Company’s supply agreements with Israel Chemicals, Ltd. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle (“GAAP”) measure. Senior management uses this measure of operating profit (loss) to evaluate segment performance because the Company believes this measure is most indicative of performance trends and the overall earnings potential of each segment.

	Three Months Ended			Six Months Ended
	April 2, 2016	March 28, 2015	% Change	April 2, 2016	March 28, 2015	% Change
Net Sales:
U.S. Consumer	$1,039.7	$893.2	16%	$1,152.9	$990.4	16%
Europe Consumer	115.0	118.1	(3)%	140.7	150.6	(7)%
Other	90.5	60.5	50%	146.1	100.3	46%
Consolidated	$1,245.2	$1,071.8	16%	$1,439.7	$1,241.3	16%

Income (Loss) from Continuing Operations before Income Taxes:
U.S. Consumer	$336.0	$250.6	34%	$281.8	$192.0	47%
Europe Consumer	21.6	20.7	4%	12.4	8.9	39%
Other	4.6	0.9	411%	5.1	(2.5)	304%
Segment Total	362.2	272.2		299.3	198.4
Corporate	(35.7)	(32.7)		(60.1)	(53.9)
Intangible asset amortization	(4.3)	(3.1)		(8.2)	(6.5)
Impairment, restructuring and other	47.0	(4.8)		40.5	(13.3)
Costs related to refinancing	—	—		(8.8)	—
Interest expense	(19.1)	(15.0)		(35.4)	(24.7)
Consolidated	$350.1	$216.6	62%	$227.3	$100.0	127%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	April 2, 2016	March 28, 2015	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$57.3	$54.8	$71.4
Accounts receivable, net	1,163.1	1,045.3	310.6
Inventories	619.6	584.1	395.8
Assets held for sale	208.7	205.3	220.3
Prepaids and other current assets	160.1	146.1	121.1
Total current assets	2,208.8	2,035.6	1,119.2
Property, plant and equipment, net	436.3	427.2	444.1
Goodwill	284.9	223.1	283.8
Intangible assets, net	646.8	298.5	655.1
Other assets	108.8	25.4	25.0
Total assets	$3,685.6	$3,009.8	$2,527.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$202.9	$315.3	$132.6
Accounts payable	293.8	294.5	193.1
Liabilities held for sale	62.1	56.6	41.7
Other current liabilities	427.1	324.2	251.2
Total current liabilities	985.9	990.6	618.6
Long-term debt	1,764.8	1,207.5	1,025.0
Other liabilities	247.0	241.8	250.5
Total liabilities	2,997.7	2,439.9	1,894.1
Shareholders’ equity	687.9	569.9	633.1
Total liabilities and shareholders’ equity	$3,685.6	$3,009.8	$2,527.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended April 2, 2016			Three Months Ended March 28, 2015
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$1,245.2	$—	$1,245.2	$1,071.8	$—	$1,071.8
Cost of sales	723.5	0.1	723.4	646.8	—	646.8
Cost of sales—impairment, restructuring and other	0.1	0.1	—	0.2	0.2	—
Gross profit	521.6	(0.2)	521.8	424.8	(0.2)	425.0
% of sales	41.9%		41.9%	39.6%		39.7%
Operating expenses:
Selling, general and administrative	200.9	—	200.9	188.9	—	188.9
Impairment, restructuring and other	(47.2)	(47.2)	—	4.6	4.6	—
Other income, net	(1.3)	—	(1.3)	(0.3)	—	(0.3)
Income from operations	369.2	47.0	322.2	231.6	(4.8)	236.4
% of sales	29.6%		25.9%	21.6%		22.1%
Interest expense	19.1	—	19.1	15.0	—	15.0
Income from continuing operations before income taxes	350.1	47.0	303.1	216.6	(4.8)	221.4
Income tax expense from continuing operations	124.3	16.7	107.6	78.0	(1.7)	79.7
Income from continuing operations	225.8	30.3	195.5	138.6	(3.1)	141.7
Net loss attributable to noncontrolling interest	0.3	—	0.3	0.3	—	0.3
Net income attributable to controlling interest from continuing operations	$226.1	$30.3	$195.8	$138.9	$(3.1)	$142.0
Basic income per common share from continuing operations	$3.68	$0.49	$3.19	$2.28	$(0.05)	$2.33
Diluted income per common share from continuing operations	$3.64	$0.49	$3.15	$2.24	$(0.05)	$2.29
Common shares used in basic income per share calculation	61.4	61.4	61.4	60.9	60.9	60.9
Common shares and potential common shares used in diluted income per share calculation	62.2	62.2	62.2	62.1	62.1	62.1
Calculation of Adjusted EBITDA (4) (5) :
Income from continuing operations	$225.8			$138.6
Income tax expense from continuing operations	124.3			78.0
Loss from discontinued operations, net of tax	(16.0)			(14.3)
Income tax benefit from discontinued operations	(8.7)			(8.0)
Interest expense	19.1			15.0
Depreciation	13.8			12.8
Amortization (including Roundup®)	4.9			3.4
Impairment, restructuring and other from continuing operations	(47.0)			—
Impairment, restructuring and other from discontinued operations	10.6			—
Mark-to-market adjustments on derivatives	—			7.2
Expense on certain leases	0.9			—
Share-based compensation expense	9.1			—
Adjusted EBITDA	$336.8			$232.7
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Six Months Ended April 2, 2016				Six Months Ended March 28, 2015
	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$1,439.7	$(0.2)	$—	$1,439.9	$1,241.3	$—	$1,241.3
Cost of sales	896.3	0.1	—	896.2	809.7	—	809.7
Cost of sales—impairment, restructuring and other	5.1	5.1	—	—	0.2	0.2	—
Gross profit	538.3	(5.4)	—	543.7	431.4	(0.2)	431.6
% of sales	37.4%			37.8%	34.8%		34.8%
Operating expenses:
Selling, general and administrative	314.2	—	—	314.2	294.2	—	294.2
Impairment, restructuring and other	(45.9)	(45.9)	—	—	13.1	13.1	—
Other income, net	(1.5)	—	—	(1.5)	(0.6)	—	(0.6)
Income from operations	271.5	40.5	—	231.0	124.7	(13.3)	138.0
% of sales	18.9%			16.0%	10.0%		11.1%
Costs related to refinancing	8.8	—	8.8	—	—	—	—
Interest expense	35.4	—	—	35.4	24.7	—	24.7
Income from continuing operations before income taxes	227.3	40.5	(8.8)	195.6	100.0	(13.3)	113.3
Income tax expense from continuing operations	80.7	14.4	(3.1)	69.4	36.0	(4.8)	40.8
Income from continuing operations	146.6	26.1	(5.7)	126.2	64.0	(8.5)	72.5
Net income attributable to noncontrolling interest	(0.1)	—	—	(0.1)	(0.3)	—	(0.3)
Net income attributable to controlling interest from continuing operations	$146.5	$26.1	$(5.7)	$126.1	$63.7	$(8.5)	$72.2
Basic income per share from continuing operations	$2.39	$0.43	$(0.09)	$2.05	$1.05	$(0.14)	$1.19
Diluted income per common share from continuing operations	$2.35	$0.42	$(0.09)	$2.02	$1.03	$(0.13)	$1.16
Common shares used in basic income per share calculation	61.4	61.4	61.4	61.4	60.9	60.9	60.9
Common shares and potential common shares used in diluted income per share calculation	62.4	62.4	62.4	62.4	62.0	62.0	62.0
Calculation of Adjusted EBITDA (4) (5) :
Income from continuing operations	$146.6				$64.0
Income tax expense from continuing operations	80.7				36.0
Loss from discontinued operations, net of tax	(17.5)				(13.7)
Income tax benefit from discontinued operations	(9.7)				(7.7)
Costs related to refinancing	8.8				—
Interest expense	35.4				24.7
Depreciation	27.3				24.9
Amortization (including Roundup®)	9.5				7.1
Impairment, restructuring and other from continuing operations	(40.5)				—
Impairment, restructuring and other from discontinued operations	13.6				—
Mark-to-market adjustments on derivatives	—				7.2
Expense on certain leases	1.8				—
Share-based compensation expense	11.3				—
Adjusted EBITDA	$267.3				$142.5
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Calculation of Pro Forma Adjusted Earnings:
Income from continuing operations	$225.8	$138.6	$146.6	$64.0
Net (income) loss attributable to noncontrolling interest	0.3	0.3	(0.1)	(0.3)
Net income attributable to controlling interest from continuing operations	$226.1	$138.9	$146.5	$63.7
Impairment, restructuring and other, net of tax	30.3	(3.1)	26.1	(8.5)
Costs related to refinancing, net of tax	—	—	(5.7)	—
Adjusted net income attributable to controlling interest from continuing operations	$195.8	$142.0	$126.1	$72.2
Loss from SLS Business recorded in discontinued operations, net of tax	(16.0)	(14.3)	(17.5)	(13.7)
Impairment, restructuring and other from SLS Business recorded in discontinued operations, net of tax	6.8	0.3	8.8	0.9
Pro Forma Adjusted Earnings	$186.6	$128.0	$117.4	$59.4

Diluted income per common share from continuing operations	$3.64	$2.24	$2.35	$1.03
Impairment, restructuring and other, net of tax	0.49	(0.05)	0.42	(0.13)
Costs related to refinancing, net of tax	—	—	(0.09)	—
Adjusted diluted income per common share from continuing operations	$3.15	$2.29	$2.02	$1.16
Loss from SLS Business recorded in discontinued operations, net of tax	(0.26)	(0.23)	(0.28)	(0.22)
Impairment, restructuring and other from SLS Business recorded in discontinued operations, net of tax	0.11	—	0.14	0.02
Pro Forma Adjusted Earnings per common share	$3.00	$2.06	$1.88	$0.96
Common shares and potential common shares used in Pro Forma Adjusted Earnings per share calculation	62.2	62.1	62.4	62.0
Note: See accompanying footnotes on page 11

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
On April 13, 2016, pursuant to the terms of the Contribution and Distribution Agreement, by and among the Company and TruGreen Holding Corporation (“TruGreen Holdings”), the Company completed the contribution of the Scotts lawn service business (the “SLS Business”) to a newly formed subsidiary of TruGreen Holdings (the “Joint Venture”) in exchange for a minority equity interest of approximately 30% in the Joint Venture. As a result, effective in its second quarter of fiscal 2016, the Company classified its results of operations for all periods presented to reflect the SLS Business as a discontinued operation. The Company’s approximately 30% interest in the Joint Venture will be accounted for in the future using the equity method of accounting, with the Company's proportionate share of Joint Venture earnings reflected in the consolidated statements of operations.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted net income (loss) attributable to controlling interest from continuing operations and adjusted diluted income per share attributable to controlling interest from continuing operations (“Adjusted Earnings”) — These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA — This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The Company believes this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.50 at April 2, 2016) and an interest coverage ratio (minimum of 3.00 for the twelve months ended April 2, 2016). The Company was in compliance with the terms of all debt covenants at April 2, 2016.

Pro Forma Adjusted Earnings — This measure is calculated as net income attributable to controlling interest, excluding charges or credits relating to impairments, restructurings and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business. This measure also includes income (loss) from discontinued operations related to the SLS Business.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(5)
In the fourth quarter of fiscal 2015, the Company changed its calculation of adjusted EBITDA to reflect the measure as defined in our fourth amended credit agreement. Prior periods have not been adjusted as they reflect the presentation consistent with the calculation as required by our borrowing arrangements in place at that time. The revised calculation adds adjustments for share-based compensation expense, expense on certain leases, and impairment, restructuring and other charges (including cash and non-cash charges) and no longer includes an adjustment for mark-to-market adjustments on derivatives.